UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):      June 11, 2015

ANIXTER INTERNATIONAL INC.
(Exact name of registrant as specified in its charter)

Delaware	94-1658138
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Commission File Number: 001-10212

2301 Patriot Blvd.
Glenview, Illinois 60026
(224) 521-8000
(Address and telephone number of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On June 11, 2015, Anixter Inc., the primary operating subsidiary of Anixter International Inc. (the "Company"), entered into a consulting agreement with Giulio Berardesca, the Company’s Executive Vice President - Wire & Cable, who will be retiring at the end of June 2015. Under the agreement, Mr. Berardesca will provide general consulting services, as mutually determined by the Company and Mr. Berardesca. The consulting agreement is effective as of July 1, 2015 and will expire on June 30, 2017. Mr. Berardesca concurrently entered into a Confidentiality, Non-Compete and Non-Solicitation Agreement, under which Mr. Berardesca is restricted from competing with, or soliciting any customers or employees of, the Company for a period of two years following his retirement.
In consideration for Mr. Berardesca’s provision of consulting services, the Company has agreed that the unvested restricted stock units held by Mr. Berardesca as of June 30, 2015 will continue to vest until June 30, 2017, in accordance with the expiration and vesting terms under which they were granted. Without this modification, the subject restricted stock units would have expired or terminated immediately upon Mr. Berardesca’s retirement, in accordance with the terms of their original grant.
For additional information, reference is made to the Consulting Agreement, dated June 11, 2015, by and between Anixter Inc., and Giulio Berardesca, which is included as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
10.1	Consulting agreement dated June 11, 2015 between Anixter Inc. and Giulio Berardesca.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ANIXTER INTERNATIONAL INC.

June 15, 2015	By: /s/ Theodore A. Dosch
Theodore A. Dosch
Executive Vice President - Finance
and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Consulting agreement dated June 11, 2015 between Anixter Inc. and Giulio Berardesca.